Exhibit 5.1

November 21, 2014

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

Ladies and Gentlemen:

I am Assistant General Counsel and Corporate Secretary of Johnson & Johnson, a New Jersey corporation (the “Company”), and I am a member of the Bar of the State of New York, and I am licensed in New Jersey to provide legal advice to the Company pursuant to a limited license granted in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey. The following opinion is limited to the federal laws of the United States and the laws of the State of New York and the State of New Jersey.

I have reviewed the Restated Certificate of Incorporation of the Company and its Bylaws, as amended. I have also reviewed the corporate proceedings taken in connection with the sale of:

(1)	$700,000,000 aggregate principal amount of 1.125% Notes due 2017;

(2)	$500,000,000 aggregate principal amount of 1.875% Notes due 2019;

(3)	$350,000,000 aggregate principal amount of 2.450% Notes due 2021;

(4)	$250,000,000 aggregate principal amount of 3.375% Notes due 2023; and

(5)	$200,000,000 aggregate principal amount of 4.375% Notes due 2033;

(collectively, the “Debt Securities”) to be issued under an Indenture, dated as of September 15, 1987, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company which succeeded Harris Trust and Savings Bank), Chicago, Illinois, as trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 (together, the “Indenture”), which Indenture relates to the issuance and sale from time to time of debt securities, each series of which is to be offered on terms to be determined at the time of sale. I have examined the Registration Statement on Form S-3 (Commission File No. 333-194146) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 26, 2014 (the “Registration Statement”), which became effective on February 26, 2014, for the registration under the Securities Act of 1933, as amended (the “Act”), of debt securities (which debt securities may be offered with warrants to purchase debt securities) to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Act. I have also examined a Prospectus Supplement (the “Prospectus Supplement”) dated November 18, 2014 (to the Prospectus (the “Prospectus”) dated

February 26, 2014, which was included in the Registration Statement) relating to the Debt Securities in the form filed with the Commission pursuant to Rule 424(b)(5) under the Act. I have reviewed such other corporate records and documents of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and having regard for legal considerations as I deem relevant, I am of the following opinion:

1.	The execution and delivery of the Indenture and the issuance and sale of the Debt Securities have been validly authorized by the Company and the Indenture constitutes a valid and binding obligation of the Company in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

2.	The Debt Securities, when duly executed on behalf of the Company, authenticated by or on behalf of the Trustee, issued and sold as described in the Registration Statement (including the Prospectus and Prospectus Supplement relating thereto), and delivered by the Company in accordance with the Indenture will be validly issued and will constitute valid and binding obligations of the Company in accordance with their terms and the terms of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting creditors’ rights and to general equitable principles.

I express no opinion as to the validity, legally binding effect or enforceability of any provision of any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

I hereby consent to the use of my name under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Douglas K. Chia
Douglas K. Chia
Assistant General Counsel and
Corporate Secretary